Exhibit 99.1

COMPANY CONTACT: Tony M. Shelby, Chief Financial Officer (405) 235-4546	Investor Relations Contact: Linda Latman (212) 836-9609 Lena Cati (212) 836-9611 The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. FURTHER UPDATES THE STATUS OF

ITS PRYOR CHEMICAL FACILITY

Oklahoma City, Oklahoma – April 25, 2012 – LSB Industries, Inc. (the “Company”) (NYSE: LXU) today updated the status of its Pryor, Oklahoma Facility (“Pryor Facility”), which was shut-down on March 15, 2012 for unplanned maintenance at the ammonia plant. As stated in our April 2, 2012 update, the ammonia plant resumed production on March 22 and has produced approximately 600 tons per day, which production is being sold directly into the fertilizer market. However, the repair undertaken at the urea plant which began on February 27, 2012, which produces urea ammonium nitrate (“UAN”) and uses ammonia as a feedstock, is not complete. As a result, the Pryor Facility has not produced UAN since February 27, 2012. The repair period is expected to extend approximately 60 days more because we have determined that the damaged portion of the urea reactor, which is the reactor’s stainless steel liner, is non-repairable and the liner has to be replaced. The Company will announce when UAN production resumes.

For the month of March, the Company estimates that the downtime resulting from the attempted repair of the urea reactor will result in approximately $4 million less operating income than otherwise would have been expected. In addition, in March, the Company accrued $3 million for probable losses for UAN tons that were pre-sold at firm sales prices, subject to make-whole terms, but not delivered due to the extended urea plant downtime.

Subsequent to March and until the urea plant is back in production, the Company estimates the downtime will result in approximately $900,000 per week less operating income than if the urea plant was in production. The Company has made a claim with its insurance carriers for repair costs and lost profits, less applicable deductible.

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils and modular geothermal chillers, and large custom air handlers; and the manufacture and sale of chemical products for the agricultural, mining, and industrial markets.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements generally are identifiable by use of the words “expects,” “estimates,” or similar expressions, and such forward-looking statements including, but not limited to, the timing of resumption of UAN production, and that the Company estimates that the effect of the urea plant repair and shutdown will result in approximately $4 million less operating income in March, and $900,000 per week less operating income. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, additional equipment failure, weather conditions, ability to repair or install necessary equipment at the Pryor Facility, demand for the chemical products produced at the Pryor Facility, general economic conditions, and other factors set forth under “A Special Note Regarding Forward-Looking Statements” and “Risk Factors. contained in our 2011 Form 10-K.

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